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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
7/th/ Level, Inc.:


We consent to incorporation by reference in the Registration Statements
(Nos. 333-10335, 333-10339 and 333-10341) on Form S-8 of 7/th/ Level, Inc. of
our report dated February 7, 1997, except for the second paragraph of note 5, which is as of March 14, 1997, related to the consolidated balance sheets of 7/th/ Level, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of 7/th/ Level, Inc.



                              KPMG Peat Marwick LLP


Dallas, Texas
March 27, 1997